Exhibit 4.2

AMENDMENT NO. 2 TO
SHAREHOLDER RIGHTS AGREEMENT

Amendment No. 2, dated as of December 10, 2002 (the “Amendment”), to the Shareholder Rights Agreement, dated as of September 16, 2002 and amended as of November 27, 2002 (the “Rights Agreement”), between Monarch Dental Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to a Section 11(a)(ii) Event (as defined in the Rights Agreement) supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Section 1.

(a)  Section 1 of the Rights Agreement is hereby amended by adding the following definition:

(rr)  “Stockholder Support Agreements” shall mean those certain stockholder support agreements to be entered into as of the date hereof between Parent and the Company’s major shareholders, Europa International, Inc. and Bruce Galloway, in connection with the Merger.

(b)  The last sentence of the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended to read as follows:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the execution and delivery of the Stockholder Support Agreements and (iv) the exercise by the parties thereto of their respective rights under the Stockholder Support Agreements, shall be deemed to result in Parent, Merger Subsidiary or any other Person becoming an Acquiring Person.”

2.  Amendment to Section 3(a). The last sentence of Section 3(a) of the Rights Agreement is hereby amended to read as follows:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of any of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the execution and delivery of the Stockholder Support Agreements and (iv) the exercise by the parties thereto of their respective rights under the Stockholder Support Agreements.”

3.  Termination of Amendment. Upon the termination of the Merger Agreement in accordance with its terms and without any further action on the part of any of the parties hereto, as of the date of such termination, this Amendment shall become null and void and of no further force or effect.

4.  Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

5.  Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

6.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Shareholder Rights Agreement to be duly executed as of the day and year first above written.

MONARCH DENTAL CORPORATION

By:	/s/ Lisa K. Peterson
Name: Lisa K. Peterson
Title: Chief Financial and Administrative Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Mona L. Vorhees
Name: Mona L. Vorhees
Title: Client Service Manager

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